Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2011, relating to the financial statements and financial statement schedule of Camden Property Trust and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Houston, Texas
May 11, 2011